Exhibit 99.1

Olympic Steel Reports First-Quarter Results

First-Quarter Net Sales Increased 19% to $446 Million in 2019

Board Declares Regular Quarterly Cash Dividend

CLEVELAND--(BUSINESS WIRE)--May 2, 2019--Olympic Steel, Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced financial results for the three months ended March 31, 2019.

First-quarter 2019 net sales increased 19%, to $446 million, compared with $376 million in the first quarter of 2018. The increase in net sales was driven by higher average selling prices. Net income was $2.1 million, or $0.18 per diluted share, in the first quarter, compared with $7.6 million, or $0.67 per diluted share, in the same quarter of 2018. While current-year profit margins were pressured by declining steel prices, first-quarter 2019 sales and earnings were sequentially higher than fourth-quarter results. First-quarter results include the Company’s January 2019 acquisition of McCullough Industries. There was no LIFO adjustment made during the first quarter of 2019.

“Net sales in the first quarter were up nearly 20% over the same quarter in the prior year, despite lower shipments for carbon flat products, mirroring the industry’s market trend,” said Chief Executive Officer Richard T. Marabito. “Our Specialty Metals and Tubular and Pipe businesses performed well, with strong contributions to our first-quarter results.”

“Our most recent acquisition, McCullough Industries, is off to an exceptional start, with profitability and integration contributions in line with our expectations. As we advance our long-term growth strategy, we continue to evaluate opportunities with similar vertical downstream advantages, proven track records of profitability and strong management teams.”

“Seasonally, the second quarter is typically stronger than the first quarter, and we are optimistic about contributions from successful execution of our recent capital investments. We will remain focused on controlling our operating expenses and improving inventory turnover throughout the year,” Marabito said.

The Company’s Board of Directors also approved a regular quarterly cash dividend of $0.02 per share, which is payable on June 17, 2019, to shareholders of record on June 3, 2019.

The table that follows provides a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

Olympic Steel, Inc.
Reconciliation of Net Income Per Diluted Share to Adjusted Net Income Per Diluted Share
The following table reconciles adjusted net income per diluted share to the most directly comparable GAAP financial measure:

	Three Months Ended
	March 31,
	2019	2018

Net income per diluted share (GAAP):	$0.18	$0.67

Excluding the following items:
LIFO expense	-	0.03
Adjusted net income per diluted share (non-GAAP):	$0.18	$0.70

Conference Call and Webcast

A simulcast of Olympic Steel’s 2019 first-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The live simulcast will begin at 9 a.m. EST on May 2, and a replay will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: risks of falling metals prices and inventory devaluation; general and global business, economic, financial and political conditions; competitive factors such as the availability, global production levels and pricing of metals, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; the levels of imported steel in the United States and the tariffs initiated by the U.S. government in 2018 under Section 232 of the Trade Expansion Act of 1962 and newly imposed tariffs and duties on exported steel or other products, U.S. trade policy and its impact on the U.S. manufacturing industry; cyclicality and volatility within the metals industry; fluctuations in the value of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the availability, and increased costs, of labor related to tighter employment markets; the availability and rising costs of transportation and logistical services; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the adequacy of our existing information technology and business system software, including duplication and security processes; the adequacy of our efforts to mitigate cyber security risks and threats; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including acquisitions and our business information system implementations; our ability to successfully integrate recent acquisitions into our business and risks inherent with the acquisitions in the achievement of expected results, including whether the acquisition will be accretive and within the expected timeframe; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; rising interest rates and their impacts on our variable interest rate debt; the impacts of union organizing activities and the success of union contract renewals; changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including impairment charges related to indefinite lived intangible assets; the timing and outcomes of inventory lower of cost or market adjustments and last-in, first-out, or LIFO, income or expense; the inflation or deflation existing within the metals industry, as well as product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the LIFO inventory valuation; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; and unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies.

In addition to financial information prepared in accordance with GAAP, this document also contains adjusted earnings per diluted share, which is a non-GAAP financial measure. Management’s view of the Company’s performance includes adjusted earnings per share, and management uses this non-GAAP financial measure internally for planning and forecasting purposes and to measure the performance of the Company. We believe this non-GAAP financial measure provides useful and meaningful information to us and investors because it enhances investors’ understanding of the continuing operating performance of our business and facilitates the comparison of performance between past and future periods. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. A reconciliation of this non-GAAP measure to the most directly comparable GAAP financial measure is provided above.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel, aluminum, tin plate, and metal-intensive branded products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel operates from 30 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com or https://olysteel.irpass.com/Contact_Us?BzID=2195

Olympic Steel, Inc.
Consolidated Statements of Comprehensive Income
(in thousands, except per-share data)

	Three Months Ended Mar. 31,
	2019	2018

Net sales	$445,919	$375,598

Costs and expenses
Cost of materials sold (excludes items shown separately below)	366,382	294,777
Warehouse and processing	25,611	23,436
Administrative and general	20,129	18,872
Distribution	12,835	12,139
Selling	7,340	7,228
Occupancy	2,798	2,555
Depreciation	4,431	4,024
Amortization	319	222

Total costs and expenses	439,845	363,253

Operating income	6,074	12,345

Other income (loss), net	14	(46)

Income before interest and income taxes	6,088	12,299
Interest and other expense on debt	3,242	1,986

Income before income taxes	2,846	10,313
Income tax provision	772	2,684

Net income	$2,074	$7,629

Earnings per share:

Net income per share - basic	$0.18	$0.67

Weighted average shares outstanding - basic	11,488	11,418

Net income per share - diluted	$0.18	$0.67

Weighted average shares outstanding - diluted	11,488	11,418

Olympic Steel, Inc.
Consolidated Balance Sheets
(in thousands)

	At Mar. 31, 2019	At Dec. 31, 2018
Assets

Cash and cash equivalents	$5,113	$9,319
Accounts receivable, net	204,448	175,252
Inventories, net (includes LIFO reserve of $3,071 as of March 31, 2019 and December 31, 2018)	342,876	368,738
Prepaid expenses and other	9,886	9,460
Total current assets	562,323	562,769

Property and equipment, at cost	410,053	403,785
Accumulated depreciation	(248,346)	(244,176)
Net property and equipment	161,707	159,609

Goodwill	3,264	2,358
Intangible assets, net	30,192	24,914
Other long-term assets	11,770	11,090
Right of use asset, net	30,106	-
Total assets	$799,362	$760,740

Liabilities
Accounts payable	$99,524	$95,367
Accrued payroll	9,346	19,665
Other accrued liabilities	14,974	13,395
Current portion of lease liabilities	5,861	-
Total current liabilities	129,705	128,427

Credit facility revolver	313,269	302,530
Other long-term liabilities	10,225	9,327
Deferred income taxes	12,686	13,465
Lease liabilities	24,277	-
Total Liabilities	490,162	453,749

Shareholder’s Equity
Common stock	132,275	130,778
Treasury stock	(196)	(132)
Accumulated other comprehensive loss	(1,078)	-
Retained earnings	178,199	176,345
Total shareholders’ equity	309,200	306,991
Total liabilities and shareholders’ equity	$799,362	$760,740

Olympic Steel, Inc.
Segment Financial Information
(In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three Months Ended March 31,

	Carbon Flat		Specialty Metals Flat		Tubular and Pipe
	Products		Products		Products[1]
	2019	2018	2019	2018	2019	2018
Tons sold[1]	273,171	297,604	35,784	24,863	NA	NA

Net sales	$278,536	$240,894	$88,097	$65,529	$ 79,286	$69,175
Average selling price per ton	1,020	809	2,462	2,636	NA	NA
Cost of materials sold[2]	233,316	189,775	76,245	56,131	56,821	48,871
Gross profit[3]	45,220	51,119	11,852	9,398	22,465	20,304
Operating expenses[4]	43,994	43,013	9,608	6,387	16,850	16,037
Operating income	$1,226	$8,106	$2,244	$3,011	$ 5,615	$4,267

Depreciation and Amortization	$2,814	$2,560	$526	$204	$ 1,368	$1,456

	At March 31, 2019	At Dec. 31, 2018
Assets
Flat products	$584,006	$560,116
Tubular and pipe products	213,931	200,016
Corporate	1,425	608
Total assets	$799,362	$760,740

Other Information

(In thousands, except per-share data)	At March 31, 2019	At Dec. 31, 2018
Shareholders' equity per share	$28.09	$27.89

Debt-to-equity ratio	1.01 to 1	0.99 to 1

	Three Months Ended March 31,
	2019	2018

Net cash used for operating activities	$(1,165)	$(43,455)

Cash dividends per share	$0.02	$0.02

[1]	Tonnage is less meaningful for the Tubular and Pipe Products segment and, therefore, is not reported.
[2]	Includes $0.5 million of LIFO expense in the three months ended March 31, 2018.
[3]	Gross profit is calculated as net sales less the cost of materials sold.
[4]	Operating expenses are calculated as total costs and expenses less the cost of materials sold from the Consolidated Statements of Comprehensive Income.

CONTACT:
Richard A. Manson
Chief Financial Officer
(216) 672-0522
ir@olysteel.com